Transparent Path

Transparent Path's proprietary platform keeps an eye on the supply chain for perishables, alerting producers, processors, transporters and retailers to problems so they can be fixed in transit — reducing food waste and removing any doubts about freshness, quality or diversion.


Help us keep good food out of landfills
Our technologies intervene during supply chain incidents, keeping perishables out of landfills and reducing unnecessary costs for food producers.

Invest

$99 minimum investment

Deadline November 24, 2021
in a month

Share Price
$0.25

Total Raised
$1,198

Valuation
$4,622,986

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

When it comes to visibility, the food industry is completely underinvested. Businesses lack data on product origins, provenance or conditions during transport. This lack of transparency results in billions of dollars in food waste. Transparent Path uses continuously connected sensors and artificial intelligence to help food producers know when something goes wrong, act to fix it, and anticipate future issues before they occur.

DEAL HIGHLIGHTS

- Supply chain visibility market estimated to be $33B by 2025
- Market research shows 335% customer ROI over 3 years
- Founding team with deep enterprise experience across food, tech and social impact
- Tech partnerships with Intel, T-Mobile, universities

RECOMMENDATIONS



"Eric is one of the smartest people I've ever worked with – an absolute leader in the digital space and an all-around great guy. He's a partner in the truest sense – engrossing himself in our business and ultimately becoming more knowledgeable about the inner workings of our organization than many of us were."

Andrea Shuff Armitage
Former Director of Marketing Communications, Jack in the Box, San Diego, CA



“When Eric Weaver told me what he and his Transparent Path team were doing, I accepted his request to join his advisory board immediately. The vision speaks to so many big issues: helping American food companies, shoring up our supply chains, the reduction of food waste, and the use of these awesome new technologies to transform the business. The company is building a real solution to these problems we're facing.

The ability to monitor the shipment of spices — for example, saffron, which wholesales at more than US$2,000 per pound — is critical to maintaining profitability.”

Maria Emmer-Aanes
VP of Retail and Grocery, SPICEOLOGY, Spokane, WA



“Eric is the perfect kind of entrepreneur to tackle the mission they've set for Transparent Path. He's got the combination of unbridled drive and outward optimism that makes him a great leader of young business initiatives. Eric worked with me in an emerging branch of digital years ago, and he thrived in rushing into the ambiguous gaps and sorting out how to make things specific, tangible and action-ready with our clients and staff. As CEO in his more recent ventures, I've seen him take brand-new ideas and stand in front of a crowd and explain them in clear and no-nonsense terms -- with none of the flim-flammery or techno-jabber that others sometimes deploy. Plus I know him to be an empathetic team leader who coaches and carries his staff along. If he's passionate about solving a problem, he is going to keep grinding on the potential pathways to a new solution.”

Clay McDaniel
CEO, Ripl, Seattle, WA

TESTIMONIALS



“Feeding the Northwest is thrilled to be working with the team at Transparent Path. Each month, our organization ships over 6 million pounds of fresh produce to food banks across the nation. Ensuring each load of healthy, nutritious produce arrives safely and the quality hasn't been compromised at any point during transit is of utmost importance. Transparent Path's technology gives us visibility that we have never experienced prior.”

Rod Wieber
Executive Director, Feeding the Northwest, Sand Point, Idaho



"We looked at a number of companies that could provide the synergistic food integrity solution we needed, but the pedigree of the Transparent Path team, their vision, and ease with which we were able to establish a rapport sealed the deal."

Jeff Greene
Director, Silicon Wadi Quantum Accelerator, Muscat, Oman

—
PROBLEM

Epic food waste — amidst epic food insecurity

You've seen the news: food waste is a US $2.6 trillion dollar problem annually. What most people don't know is that the majority of that waste occurs during transport.

At the same time, 42 million Americans will be food-insecure in 2021.

This level of waste, in the face of this level of need, is unsustainable and completely unnecessary. Supply chain visibility — being able to see into food supply chains and intervene when things go wrong — will help reduce this issue.

It's Just a Matter of Time


"It's just a matter of time
before the big retailers mandate a system like Transparent Path. It proves where the fish has been, and if it's been temperature-compliant the entire journey. This is something they can brag about from a food safety perspective."
- Tom, senior seafood exec

Companies are losing money in the supply chain every single day

In addition to wasted food and resources, we're wasting money: billions of dollars worth of labor and investment.

Much of this issue is because 69% of the supply chain for perishables is analog, or the data resides in silos (Gartner, 2020). Without the ability to see what's happening in real time, producers are faced with shipments rotting in customs. Malfunctioning refrigeration equipment. Seafood sitting at room temperature for days. And rejections by retailers.

In the US alone, **more than $31B in food is rejected annually** (Walmart, 2020). And every time a load is rejected, shippers must employ a full time employee for weeks, reconciling paper data with driver logs and temp recorders. And the shipments go directly into landfills.

Due to the extreme growth of both complexity and increased regulation, and because it operates on thin margins, the food supply chain is far behind other sectors when it comes to data frameworks, standards, and visibility. In 2020, businesses spent millions trying to manage their operations and supply chains using fax machines, phone calls, and emails.

The COVID-19 economy exposed the fragility in the food supply caused by this lack of transparent data.

Why has no one solved this problem?

- Razor-thin margins
- A market full of disconnected point solutions
- Distrust among partners, who use opacity to their own advantage. For example, when food issues like contamination or damage arise, larger players often try to use their leverage to push their costs to smaller partners, regardless of fault, because there's no single record of truth
- Imports/exports are dominated by manual-input, paper-based systems that include faxes. Often 50-300 paper documents can accompany one food import shipment. These paper records stop tracebacks in their tracks. (IBM, 2018)

You can't manage what you can't see. **This is the Transparent Path opportunity.**

SOLUTION

Hardware + software create real-time visibility

Transparent Path has created a proprietary hardware and software solution to provide real-time visibility into perishables as they travel through the supply chain. This platform consists of IoT sensors that feed a shared and secure data ecosystem, and a predictive analytics module to predict sourcing, transport or supply chain issues before they happen.

Transparent Path hardware evolution

hardware-evolution


FEEDING THE NORTHWEST
FOOD LIFELINE
Partners in hunger relief
FEEDING THE NORTHWEST
FOOD LIFELINE
Partners in hunger relief

Photo from an April 2021 sensor test for Transparent Path customer Feeding the Northwest. At left: a Transparent Path Intel-powered, real-time gateway. At right, a traditional, non-real-time temperature recorder

2020: the Intel partnership blossoms
Our first sensors were sourced through our technology partner, Intel. These are highly sophisticated cellular gateway radios (left) that connect to small sensors (right) via an 802.15.4 mesh network.

Climate zones can vary widely in a refrigerated container. So in a typical shipment, one of our gateways would connect with multiple sensors. This lets us place sensors at various locations within a shipping container or storage unit, monitoring temperature, humidity, light and tilt/shock. The gateway gathers this information (along with GPS location) at predetermined intervals and connects via cellular connection with our cloud-based platform. This hub-and-spoke model allows us to keep an eye on conditions near container doors, or deep within pallets where temperatures within refrigerated containers may vary.

2021: Integrating Tive 5G sensors
This year, we successfully integrated 5G sensors from Tive into our platform. The Tive devices have great battery life and faster connectivity and they've provided our customers with a second sensor option.

2022: Printed "ProofTags™"
Over the next year, our sensor technologies will drastically evolve thanks to printed electronics. Through relationships with Xerox's vaunted Palo Alto Research Center (PARC), Brewer Science, the University of Washington and Duke University, we've begun design and prototyping of economical printed sensors that can be scaled to allow for package-level tracking.

ProofTags™ consist of a two-layer label. The outer layer has a printed QR code that provides the unique identity of that printed sensor. Using the QR code and a smartphone, anyone can look up the origin, provenance and proof of transit for that item.

The substrate consists of an always-on temperature/humidity sensor powered by a printed battery, a coin cell, or ambient electromagnetic energy. As long as a gateway is nearby to connect to the sensor, it will transmit environmental conditions to the system.

Our target: *compostable* sensors
ProofTags will use a graphene oxide conductive ink printed on a water-soluble substrate. This combination would allow for the printing of millions of sensors without creating a stream of electronic waste that leaches toxins and heavy metals into the soil.

While this technology is still evolving, such printed sensors have the opportunity to drastically increase our profit margins and change the concept of shipment tracking forever.

The ProofScore™ Platform

ProofScore, our Transparent Path software platform, is a subscription-based Platform-as-a-Service ("PaaS") that allows customers to create shipments, tag items, trace custody, detect excursions, and course-correct as necessary. Customers can see who has custody of their product, its current geographic location, if the product will be delivered on-time, and if it encountered any incidents that could create risk for the customer, partners or the community.

A Platform subscription gives our customers:

- A responsive web app to access operational dashboards
- Ability to add, lookup, edit, and delete records for:
  > Shipments
  >
  > Items (being tracked)
  >
  > Custodies
  >
  > Custodians
  >
  > Certifications
  >
  > Sensors and Gateways
- Onboarding services which may include:
  > System customization/integrations
  >
  > Organizational risk/readiness audits and workshops
  >
  > Supply chain audits for transparency and collaboration
  >
  > Employee training and knowledge transfer (via partner)
- Customer care
  > Agreed-upon service levels
  >
  > Call center (chat)
- Sensor/gateway Shipment Kits

Solution



Prove conditions, provenance & compliance
PRODUCER
LOAD
TRANSPORT
COLD STORAGE (unload/store/load)
TRANSPORT
UNLOAD
RETAIL STORE
ABUSE
WARNING
OPTIMAL TEMP & HUMIDITY
WARNING
ABUSE
SENSORS ARE ATTACHED TO LOAD FOR STORAGE OR TRANSPORT
ISSUES THAT COMPROMISE FOOD SAFETY OR QUALITY ARE SHARED WITH ALL PARTNERS
RESPONSE TRIGGER: CURRENT HOLDER CAN TAKE QUICK ACTION TO SAVE THE SHIPMENT
COMPANIES THAT MET COMPLIANCE & SLAs CAN PROVE IT!

Problem



REAL-TIME SUPPLY CHAIN VISIBILITY MEANS:
WSJ
STRONGER FINANCIALS FOR PRODUCERS
More Farmers Declare Bankruptcy Despite Record Levels of Federal Aid
CNBC
'The food supply chain is breaking': How Tyson Foods has tried to survive coronavirus
MORE RESILIENT BUSINESS ECOSYSTEMS
FOX NEWS
Why farmers dump food and crops while grocery stores run dry and Americans struggle
DISRUPTIONS CAN BE FORECASTED
The New York Times
Salmonella Cases Linked to Onions Increase to Nearly 900
FASTER TRACEABILITY DURING RECALLS

BUSINESS MODEL

2021: a per-shipment fee

Our current business model consists of a per-shipment fee. Currently, perishables producers will throw a temperature recorder in the back of a cold-chain container at the time of shipment. These devices can cost between $14-50. The majority of them are readable via a USB connection during reconciliation procedures.

For less than a tank of diesel, our platform provides end-to-end, cradle-to-grave, real-time information about those perishables: where they originated, how they were transported, and what happened along the way.

2022: monthly subscription fees

Next year, we plan to begin trialing a Platform-as-a-Service model, in which customers subscribe on a monthly basis, with a three-month minimum requirement. The customers pay-as-they-go for access to the data - sensor costs are included in the subscription. This allows us to upgrade customers as we advance to better sensor technologies. Other related businesses like IBM Food Trust and Roambee use a similar subscription model and have proven there is a market appetite for this type of opex, rather than capex, model.

As we add predictive and prescriptive intelligence to our platform, we anticipate offering it as a platinum-level subscription. As with Ancestry.com, customers can add this feature as an add-on.

Ancillary Services

We generated our first revenue through advisory services, and anticipate this will supplement our subscription income. These services include:

- Customer onboarding services
- Supply chain advisory (audits, workshops, reports)
- Custom deployments
- White-glove customer support

MARKET

Market opportunity

The need for global visibility of enterprise assets, particularly perishables, is immediate and fast-growing. Market drivers for perishables monitoring include regulatory and corporate compliance, improved efficiencies and fraud reduction. Additionally, consumers' desire for more transparency around food products creates a top-line opportunity for brands to create greater differentiation, particularly organic brands.

We're calculating our addressable market around the categories where we have subject matter expertise and industry connections. As we grow, additional larger markets like proteins (beef, pork, poultry, seafood), dairy, eggs and wine give us additional market headroom.

market

TYPE	CATEGORY	TAM (B)	SAM (MM)
Where we have SME and connections	Tree Fruit	$9.8B	$950M
	Chocolate	$3.0B	$150M
	Cannabis/CBD	$3.5B	$180M
	Spices	$1.0B	$50M
	Total	**$17.3B**	**$1.3B**
Additional potential markets	Proteins	$18.3B	$1.75B
	Eggs	$8.3B	$810M
	Wine	$7.3B	$710M

Sales partnership with Intel

In August 2021, we were thrilled to be invited by our mentor Intel Corporation to become part of their channel sales network. Intel has offered to create marketing materials and a PR campaign to promote Transparent Path to Intel customers in the food and logistics spaces. With funding, we can procure additional hardware to scale into this massive global customer base.

Where we're adding value

Strategic investment advisors Culterra Capital noticed and included us in their insightful Food Supply Chain Tech Landscape 2021. In May 2021 they put together a Gartner-like Adoption Curve for investors, showing how far along various advanced food supply chain technologies were in terms of adoption. You can see below where Transparent Path falls on this adoption curve.

market



CULTERRA CAPITAL'S FOOD SUPPLY CHAIN TECH ADOPTION CURVE
Transparent Path value proposition
First Mile Networked Logistics
Supply/ Trade Analytics
Real-Time Food Quality /Safety
Supply Risk Mgmt
Yield Forecasting/ Harvest Tech
Food Waste Reduction
First Mile Monitoring
WMS Automation
Real-Time Food Quality/Safety
Procurement Optimization
Production/ Shop Floor Analytics
Business Automation
B2B Marketplaces (Intl.)
Freshness Control/Application
Integrated Business Planning
Digital Logistics Mktplaces
Omni-channel/D2C logistics
DC/Warehouse Robotics
Trade Platforms
AI/ML CPG Product Innovation
Ag Value Chain
Traceability
Next Gen Cold Chain/ 3PL
Supply Chain AI / Analytics
Remote/ Monitoring & Control
Networked Supply-Trade-Logistics
Production Automation & Robotics
Business Automation
Producer /Order Mgmt
Demand Planning
Demand Data Analytics
Vendor/Order Management
Quality/ Safety Mgmt
MOM
WMS
Enterprise Supply Chain Platforms
CULTERRA CAPITAL
FIRST MILE (SUPPLY)
PRODUCTION
DISTRIBUTION
DEMAND
Innovators
Hype & Curiosity
Early Adopters
Early Market Traction (+5%)
Mass Market Adoption (>20%)
Early Venture → Scale Up Venture → Late Venture / Growth Equity → Private Equity

COMPETITIVE LANDSCAPE

There's no 800-lb gorilla in this space

Companies offering a combination of IoT sensors and AI are still a relatively small group, and despite what the press releases might say, the technology is still nascent. Few offer continuously-connected sensors and we know of none pursuing a printed electronic sensor product we have been designing.

One thing we've learned in speaking with industry insiders is that no single company owns this space at the moment.

FourKites

Chicago-based FourKites was founded in 2014 and is our largest competitor. They focus on creating integration across visibility systems, yard management, and appointment management. They've built an impressive customer base composed primarily of larger food producers. Their traction proves that this is a market with a hunger for real-time visibility.

Competitive differences: FourKites supplies visibility to a number of sectors, including chemicals, manufacturing and retail. Unlike them, **we focus solely on perishables** and the data required to keep them fresh, safe and compliant. We also focus on risk management and freshness ranking, neither of which is supplied by FourKites.

Overhaul

Austin-based Overhaul founded in 2016, is the most like us. While they are not providing sensors as a service nor blockchain-based security, they are led by logistics veterans and have built a robust system that is primarily a "House of APIs" — a platform that interacts with existing TMS, traceability, and supply chain management platforms. They appear to be an overlay that uses existing products to aggregate a better view and provide intelligent recommendations.

While Overhaul provides visibility for all sectors, their focus is on pharma products.

Competitive differences: unlike Overhaul, we are purpose-built for food and perishables. Also, because we limit our sensors to those we have tested, we can stand by our IoT data and AI predictions with confidence.

Blue Yonder

Blue Yonder started in 1985 as JDA Software. They are a large software company with roots in mainframe systems and were acquired in April 2021 by Panasonic.

One thing we admire about Blue Yonder is that they appear to be one of the very few visibility players who is talking intelligently and authentically about predictive analytics.

Competitive differences: Positives aside, while large, old-school software firms have obvious benefits in terms of scale and process, we are far more agile and adaptive than these firms. We also see the need for integrated software and hardware in order to make real-time visibility economical and widely adopted.

E2Open

E2Open is a global leader in supply chain software. They're a large software play that came out of the dot-com days.

On their website, you'll see the company touting their unique value proposition as the "world's largest multi-enterprise business network," and talks about the collaborative opportunities that come with that network.

Competitive differences: Our research suggests that few supply chain companies are currently collaborating. Additionally, their sector focus is on "computer, telecom and electronics systems and components." Again, we are focused specifically on perishables and food waste reduction.

Competition

	IBM Food Trust™	BlueYonder	OVERHAUL	FOURKITES	TRANSPARENT PATH.
Package-level tracking	✗	✗	✗	✗	✓
Always-on sensors	✗	✗	✓	✓	✓
Secured devices	✗	✗	✗	✗	✓
AI business advisor	✗	✓	!	!	✓
AI FreshScore™	✗	✗	✗	✗	✓

PROGRESS

We founded Transparent Path in July 2018 during the rush to apply blockchain technology to food. We were immediately accepted into incubator programs at WeWork Labs and Microsoft for Startups. Founder Eric Weaver presented the Transparent Path concept to welcoming audiences across the US, Canada and the UK, at events like the Global Blockchain Summit, and the Blockchain World Summit in London.

What became clear almost immediately was that the problems in the food supply chain were bigger than traceability and bigger than blockchain.

First successful proof of concept

In 2019, the Transparent Path and Penta partnership completed our first successful pilot, tracking apples for one of the largest produce packers in the state of Michigan. We determined that bluetooth+LTE sensor and gateway technologies performed with the best accuracy and provided the continuous, always-on, real-time monitoring we required. Data was saved into a BigChain blockchain system.

Progress


2019 MICHIGAN APPLES
PROOF OF CONCEPT
Partner: Jack Brown Produce, Sparta, Michigan
Tested sensor candidates from the USA, Australia, South Africa and India
Captured temperature, humidity, tilt/shock, and air pressure on multiple shipments to retailers
Confirmed our thesis around BlueTooth + LTE
Successful integration of a distributed ledger

New management team

That summer, founder Eric Weaver expanded the management team to include **Mark Kammerer**, former general manager of Expedia, as our new Chief Commercial Officer, and **Paulé Wood**, former global user experience lead for Amazon Last Mile logistics, as our new Director of Experience. The team decided to move the Transparent Path product from "science project" to enterprise-grade software platform, own all of our code, and postpone blockchain until 2021. We began to redesign the platform from the ground up and began a global talent search.

First research study

In the fall of 2019, the new team kicked off a relationship with **General Assembly**, an adult education school focused on user experience design and research. GA cohorts worked with us to conduct our first research study on consumer behaviors and food transparency. Interested investors can download the study here.

Research study


The Growing Consumer
Mandate for Trust and
Transparency in Food
March 2020
TRANSPARENT PATH

An expanded team of rockstars
In early 2020, the company added industry technical leaders, including **Sunil Koduri**, former Microsoft cloud services executive and artificial intelligence expert, as Chief Technology Officer, and **Greg Lind**, open-source expert for food-related NGOs, as Director of Platform. While Sunil created a sensor solution architecture, Greg built out our robust cloud-based platform to track shipments.

team


A deeply experienced team — united by a desire to fix the food supply
ERIC WEAVER
CEO
xerox
MARK KAMMERER
CCO
General Mills
SUNIL KODURI
CTO
Microsoft
LAUREN ADLER
DIR, PRODUCT
amazon
GREG LIND
DIR, PLATFORM
MERCY CORPS
PAULÉ WOOD
DIR, EXPERIENCE
IBM

Intel and 5G Lab partnerships
In the spring of 2020, Transparent Path was accepted into the 5G Open Innovation Lab, a Seattle-based incubator focused on edge computing and 5G connectivity. The Lab connected us to subject matter experts from local governments and universities, and led to national coverage in technology publications. The Lab also introduced us to senior executives at Intel, with whom we have created a technology partnership for our Pilot 2 / MVP efforts.

A lockdown "silver lining" — focus.

When the pandemic hit, our team immediately locked down in place: Eric, Mark, Sunil, Paulé and Lauren in Seattle, Greg in New York, and our developers in India. Like many others, Zoom and Teams meetings became our primary means of interacting.

Amazon supply chain leader joins our team

In May, **Lauren Adler** joined us as Director of Product. A former Wall Street analyst, grocery manager, and head of supply chain integration for Amazon, Lauren brings a wealth of experience (both corporate and startup) to the Transparent Path management team.

Walking the walk

In anticipation of our first capital raise, we converted our LLC to a Washington State "social purpose corporation" (SPC) in May 2020, formalizing our desire to support people, planet and profit.

NetCapital, Round 1

Over the winter, we did our first raise with NetCapital, bringing in $124,000.

2021 brought customers, an expanded offer, world-class talent and a new R&D center deal

Signed our first customer: Feeding the Northwest

Feeding the Northwest is a doubly-important customer to Transparent Path. Through this partnership, we are creating impact in reducing food waste and food insecurity for families across the United States. Feeding the Northwest is also a part of Feeding America, giving us a massive inside sales opportunity which we are currently pursuing.

Feeding The Northwest


FEEDING THE
NORTHWEST
FOOD
LIFELINE

Photo: Transparent Path CEO Eric Weaver and Feeding the Northwest's Executive Director Rod Wieber apply always-on sensors to apple shipments at Apple King, Yakima WA.

Successful completion of our FreshScore™ proof-of-concept

In March 2021, we completed FreshScore™, the algorithms that can predict the freshness of a product within our system. Think of FreshScore like a "credit score for freshness." Based on sensor data, we can predict freshness and longevity for products that travel with our technologies.

Added more sensor options for our customers

In April, we successfully integrated 5G sensors from Tive, another player in the space. By integrating another sensor technology, we can offer our customers multiple options based on their needs.

sensor-evolution



2020 GTM OFFER
Ruggedized Intel 3G sensors


tive Solo 5G
G71364
START

2021 COST REDUCER
Tive 5G sensors


ProofTag™
RECYCLABLE SMART LABEL
TRANSPARENT PATH

2022 DIFFERENTIATOR
Printed labels, printed batteries

Compostable by 2025

Best-selling author, top printed electronics expert join our board

In May 2021, two new advisors joined our board: Dr. Antonio WIlliams, former lead on the printed electronics programs at Xerox PARC, and John Danner, well-known author and lecturer who advises companies and governments globally. Antonio and John join Terry Wakefield (former senior executive and plant manager for KraftHeinz, Nabisco and Pepsico) and long-time friend and supporter Maria Emmer-Aanes (former exec with Target, Nature's Path, Litehouse Foods) on the new SPC advisory board.

Lucrative new licensing deal

In June 2021, after months of negotiations, we signed a Memorandum of Understanding with a food security consortium based in the Sultanate of Oman. In July, we entered due diligence. From here, the consortium will seek funding to build a food-related R&D center in Oman, which will in effect become our development engine. In exchange for our help setting up this center, we will receive a sizable licensing fee that should move us forward in a big way.

MEDIA MENTIONS

- 43 Best Predictive Analytics Startups in Washington of 2021
  StartupPill, 2021
- Get Digital Returns
  Irish Tech News, 4/2/21
- Transparent Path seeks seed funding to innovate food supply chain
  Puget Sound Business Journal, 8/27/20
- Startup founders at new 5G Open Innovation Lab explain how they've adjusted to the COVID-19 crisis
  GeekWire, 7/24/20
- How the Pandemic Taught a Lesson to Food Supply Chains
  Supply Chain Brain, 7/20/20
- 5G Open Innovation Lab Launches Program for Startups
  425Business, 5/28/20
- 5G Open Innovation Lab taps 17 startups for maiden program
  ExecutiveBiz, 5/21/20
- Seattle startups join T-Mobile-backed 5G accelerator lab
  Puget Sound Business Journal, 5/19/20
- Five blockchain companies improving the food industry
  BuiltIn, 3/14/19
- Despite a 'crypto winter,' blockchain-for-food projects push forward to reduce risk in the US food supply
  Star Tribune, 3/7/2019
- New kids on the block: Check out these 5 recently launched Seattle startups
  BuiltIn, 12/7/2018
- How blockchain is supporting climate action
  Cisco, 9/7/2018

TEAM

Seasoned enterprise execs with startup experience

The Transparent Path proposition - to reduce food waste and business risk by creating a more agile, more resilient and more certain supply chain - has drawn together a team of senior enterprise leaders who care deeply about our future, and who are working hard to get the company to **$100M in revenue in five years**.

Why should you believe in this team?

- We are **all enterprise expats**, who speak the language and know the real-world challenges of our customers.
- We've **solved commercial, operational and technical problems** for numerous companies and organizations in the food, health care and social impact industries.
- We believe so much in this mission that **we gave up comfortable day jobs** and more certain income to get Transparent Path into the air.
- We've **worked together in the past**. Three of our six execs have worked together in the past, across multiple organizations.
- **We walk the walk.** Mark grew up in the food business and is a community leader for Seattle food banks. Lauren managed supply chain integration at Amazon and works to promote ethical cacao sourcing in Africa. Paulé managed last-mile user interface for Amazon Logistics globally and is a thought leader in sustainability. Sunil created machine learning technologies to track personal health. Greg launched numerous science, technology and food-related startups overseas. And Eric cooks for Seattle-area shelters.



Eric Weaver

Chief Executive Officer

Eric Weaver has guided more than 80 blue-chip brands around the world through disruption brought about by digital technologies. Eric led several global enterprises like P&G, Kraft Foods, and Johnson & Johnson through the web, e-commerce, social media and AI revolutions, launching one of the very first AI-powered websites in 1996, and the Performly AI-powered ROI platform in 2014. Most recently, Eric launched the Xerox Customer Experience Practice, where he managed a $550M marketing services book of business, before launching Transparent Path in 2018. Eric speaks globally on marketing, ethics, and sustainability.



Mark Kammerer

Chief Commercial Officer

Mark Kammerer's early career was spent in marketing for large food brands like General Mills and Pillsbury. He then joined the hospitality industry, where he served as an executive at Royal Caribbean, Club Med, Holland America Line, and as General Manager at Expedia.com. At Transparent Path, Mark is responsible for business strategy, sales, investor relations, and financials. He also serves on the board of Food Lifeline, one of Seattle's largest foodbanks.



Sunil Koduri

Chief Technology Officer

Sunil Koduri is a strategic technology veteran with deep experience in artificial intelligence, enterprise cloud computing, product management, and governance. He has served in senior leadership roles at General Dynamics and at Microsoft, where he grew the cloud services business by 100% YOY. Most recently, Sunil built a software platform specializing in applying computer vision and machine learning to analyze personal health through body movement and gait.



Lauren Adler

Director of Product

Lauren Adler brings a depth of experience in food retailing, supply chain systems, finance and chocolate. She has worked as an investment banker and software development manager on Wall Street, managed a perishable foods division of a New England supermarket chain, developed and implemented supply chain transparency strategies for Amazon, and founded a retail company that was a pioneer in the craft chocolate movement. Lauren serves as the Vice President of the Board of the Fine Chocolate Industry Association (FCIA), promoting quality, innovations, ethical sourcing, and best practices in the fine chocolate industry.



Greg Lind

Director of Platform

Greg Lind got his start in the software business in engineering roles at Hewlett-Packard and the Metro Regional Government. A long-time advocate of open source and sharing initiatives such as GovHub and TolaData, Greg speaks at conferences on the benefits of open source, software efficiencies and collaboration.An expert in Docker and Kubernetes, Greg has worked in Africa, Asia and Europe, aiding STEM startups and food-centered NGOs. He leads an open source platform called Buildly, promoting reusability and scalability in enterprise software development.



Paulé Wood

Director of Experience

Paulé Wood (they/them) joined Transparent Path from Amazon Logistics, where they served as global lead for last-mile user experience. Paulé is responsible for our UX/UI efforts as well as our brand storytelling. A Colorado native, world traveler, former roadie, and child of farmers, Paulé's career has included senior creative and experience design roles for IBM (where they served as Creative Director for Global Services West Coast), Young & Rubicam, Eddie Bauer, T-Mobile, Microsoft, and Earth Economics.

—

ADVISORS



John Danner

Advisor, Strategy & Marketing

John Danner is a Wall Street Journal best-selling author, popular TED speaker, and a senior fellow at the University of California at Berkeley. He teaches courses on innovation, strategy and venture development at both the UC Berkeley-Haas School of Business and at Princeton University. In addition, he anchors programs for UC's Center for Executive Education.

John co-authored two best-selling books: Built for Growth: How Builder Personality Shapes Your Business, Your Team, and Your Ability to Win (2017) and The Other 'F' Word: How Smart Leaders, Teams, and Entrepreneurs Put Failure to Work (2015). He received his BA from Harvard University and his JD, MPH and MAEd degrees from UC Berkeley.



Maria Emmer-Aanes

Advisor, Organic Producers & Retailers

Maria Emmer-Aanes is Vice President of Retail and Grocery for SPICEOLOGY. A well-known thought leader in the organic food space, Maria has worked as a sales and marketing leader at Target, Great Harvest Bread, Nature's Path Foods, Litehouse Foods, and Numi Organic Tea. With chops in branding, sales and marketing, she advises our team on organic brands, the spice industry, consumer behavior, and retail.

Maria graduated from the University of Minnesota - Duluth with a BA in Communications.



Terry Wakefield

Advisor, Food Manufacturing & Supply Chain

Terry is a seasoned C-level food industry executive contributing to the success of Fortune 100 (Kraft, Pepsi, Nabisco) as well as smaller privately held firms (Seattle Chocolates, Continental Mills, Madrona Specialty Foods). Although he has worked with a broad array of food products, he has a particular passion for making chocolate (bean to bar) as well as gourmet chocolates. Terry graduated from Oregon State University with a BS in Food Science & Technology, as well as studying manufacturing in corporate strategy at Harvard Business School.



Dr. Antonio Williams

Advisor, Printed Electronics

Antonio Williams is one of the world's top scientists in the area of printed electronics. With over 30 years of experience in innovation, product development and manufacturing scale-up, Antonio formerly served as Vice President for Xerox's fabled Palo Alto Research Center (PARC), where he oversaw the R&D portfolio for printed electronics, IoT sensors, and emerging technologies. Antonio holds over 18 patents and specializes in helping startups using lean methodologies. He holds a BS in Engineering from Cornell, and MS and Ph.D. degrees in Engineering from the University of Rochester.

Outside of Netcapital investors, we are currently 100% bootstrapped by our founders.

USE OF PROCEEDS

If the offering's maximum amount of $115,000 is raised:

Use	Value	% of Proceeds
Development Cost	$57,886	50.3%
Equipment Purchase	$22,987	20.0%
Customer service	$5,936	5.2%
Loan Repayment	$14,246	12.4%
Sales and marketing	$3,561	3.1%
User Experience	$4,749	4.1%
Intermediary fees	$5,635	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Transparent Path spc. This offering must raise at least $10,000 by November 24, 2021 at 10:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Transparent Path may issue additional securities to raise up to $115,000, the offering's *maximum*.

$1,198 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,951,942 shares
× $0.25 per share

$4,737,986 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on September 24, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Instagram
- LinkedIn

UPDATES

- Oct 11, 2021 — [ANNOUNCEMENT] Transparent Path CEO Eric Weaver...
- Oct 9, 2021 — [ANNOUNCEMENT] Transparent Path named to 23...
- Sep 24, 2021 — Primary offering of 460,000 shares at $0.25
- Sep 24, 2021 — Filed Form C
- Apr 15, 2021 — [UPDATE] Hey everyone! Hope you're safe and...
- Feb 25, 2021 — Primary offering finalized, selling 495,942 shares
- Feb 11, 2021 — #[ANNOUNCEMENT] FOOD DISTRIBUTOR *FEEDING THE...
- Jan 25, 2021 — [VIDEO] In advance of the Netcapital Social...
- Jan 19, 2021 — [PRESS RELEASE] Transparent Path has been...
- Nov 11, 2020 — [VIDEO] Fueling 5G Connectivity & Intelligence....
- Nov 9, 2020 — [WHITE PAPER] The Sovrin Foundation has...
- Oct 9, 2020 — [WEBINAR] Bring Back the Certainty: a food...
- Oct 5, 2020 — [WEBINAR] Bring Back the Certainty: a food...
- Oct 1, 2020 — [VIDEO] Meet the Transparent Path team: a quick...
- Aug 31, 2020 — Primary offering of 508,000 shares at $0.25

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post